UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 16, 2008

ICC Worldwide, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-25417	11-3571993
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3334 E Coast Highway #424, Corona del Mar, CA	92625
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 200-7569

N/A
(Former Name and Address if Changed since the last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Carmine Castellano resigned as a member of the Board of Directors on June 16, 2008 but the Board did not become aware of the resignation until July 3, 2008. Mr. Castellano did not serve on any Board committees.

George Q. Stephens resigned as Chairman of the Board effective July 3, 2008 but remains a member of the Board of Directors and Chairman of the Compensation Committee of the Board.

Richard K. Lauer (63), who was appointed President and Chief Executive Officer of the Company in June 2007, was elected to the Board of Directors as of July 3, 2008. Mr. Lauer was not named to any standing committees of the Board. Prior to joining the Company, Mr. Lauer served as President and Chief Executive Officer of several early stage computer technology related businesses.

Dr. Harvey Altholtz who currently serves as a Director of the Company was elected Chairman of the Board of Directors of the Company on July 3, 2008.

Scott K. Anderson, Jr. (63), who has been serving as a financial and administrative consultant to the Company since June 2007, was appointed Executive Vice President, Finance, and Corporate Secretary of the Company on July 3, 2008. Mr. Anderson will also serve as the Company’s Chief Financial Officer and Chief Accounting Officer. Mr. Anderson is a certified public accountant. For the past five years, Mr. Anderson has served as a tax, financial planning, investment management, and accounting consultant to individuals and business clients.

There are no arrangements or understandings regarding the election of the new director or the appointment of the new officer.

There are no family relationships among the officers and directors.

None of the officers or directors has an employment agreement.

In September, 2007, fully vested non qualified stock options for the Company’s common stock were granted to Mr. Stevens and to Mr. Lauer for 4,000,000 shares each and to Mr. Anderson for 3,000,000 shares.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Scott K. Anderson, Jr.
Name: Scott K. Anderson, Jr.
Title: Corporate Secretary

Date: July 10, 2008